Exhibit 3.44

CANYON FUEL COMPANY, LLC

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED: August 1, 2004

CANYON FUEL COMWANY, LLC

FOURTH AMENDED AND RESTATED

LIMJTED LIABILITY COMPANY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2004, by and between Arch Western Bituminous Group, LLC, a Delaware limited liability company (“AWBG’’), and Arch Coal, Inc., a Delaware corporation (“Arch Coal”), with reference to Canyon Fuel Company, LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, as amended, from time to time in effect (the “Act”).

ARTICLE I

DEFINITIONS

Capitalized words and phrases used and not defined elsewhere in this Agreement shall have the following meanings:

Section 1.1.  Affiliate.  “Affiliate” means, with respect to a Person, (a) any corporation or organization of which such Person is, directly or indirectly, together with any Affiliate thereof, the beneficial owner of fifty percent (50%) or more of the voting equity securities thereof, (b) any trust or other estate in which such Person or any Affiliate thereof has a beneficial interest or as to which such Person or any Affiliate thereof serves as trustee or in a similar capacity having control, (c) any Person which is the beneficial owner of fifty percent (50%) or more of the voting equity securities of such Person, (d) any beneficiary of such Person or (e) any principal of such Person which serves as agent thereof hereunder.

Section 1.2.  Capital Account.  “Capital Account” means the account of each Member maintained by the Company which shall be increased by the cash capital contributions and fair market value of any other capital contributions of the Members to the Company and decreased by all amounts distributed to the Members by the Company and the fair market value of property distributed to such Members by the Company.  During the period, if any, that the Company is taxed as a partnership under Subchapter K of the IRC, the Capital Account shall also be increased by the amount of income or gain allocated to the Members by the Company and decreased by the amount of loss or deduction allocated to the Members by the Company and allocations to such Member of expenditures of the Company described in Section 705(a)(2)(B) of the IRC, and shall be maintained in accordance with Treasury Regulation § 1.704-1 (b)(2)(iv), and any successor provision thereto.

Section 1.3.  Estimated Tax Amount.  “Estimated Tax Amount” shall mean, with respect to a Member, an amount of cash which, in the good faith judgment of the Managing Member, equals (i) the amount of taxable income allocable to such Member in respect of such fiscal year, multiplied by (ii) the combined maximum federal, state and local income tax rate which may be applied with respect to such taxable income (including in the computation of such income tax rate, taxes based on income whether or not denominated as an “income tax” and taking into account the deductibility of state income taxes for federal income tax purposes).

Section 1.4.  Indemnitee.  “Indemnitee” means any Member, officer or employee of the Company.

Section 1.5.  IRC.  “IRC” means the Internal Revenue Code of 1986, as amended, 26 U.S.C.A., et seq., or any succeeding federal internal revenue law as from time to time in effect.  Any reference to any section of the IRC shall include the provisions of any successor revenue law as from time to time in effect.

Section 1.6.  Liquidator.  “Liquidator” means that person, or any successor thereto, who shall be designated to liquidate the Company pursuant to Section 10.3.

Section 1.7.  Majority-in-Interest.  “Majority-in-Interest” means the Members owning more than fifty percent (50%) of the Percentage Interests.

Section 1.8.  Managing Member.  “Managing Member” means AWBG (or any successor thereto) or any subsequent Member with a Percentage Interest greater than 50%.

Section 1.9.  Member.  “Member” means a member hereto, and any permitted additional and successor members hereunder.

Section 1.10.  Percentage Interest.  “Percentage Interest” means the respective percentage interests of the Members in the Company, determined in accordance with Section 4.2 of this Agreement.

Section 1.11.  Person.  “Person” means any person, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, business trust, unincorporated association or other entity.

Section 1.12.  Service.  “Service” means the Internal Revenue Service.

Section 1.13.  Tax Matters Member.  “Tax Matters Member” means that Person designated as the Tax Matters Member pursuant to Section 5.6.

Section 1.14.  Transfer.  “Transfer” means the sale, assignment, transfer, disposition, mortgage, charge or encumbrance, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law.

ARTICLE II

FORMATION, NAME, OFFICES AND PURPOSES

Section 2.1.  Formation.  The Company was organized by executing and delivering a Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Act.

Section 2.2.  Name.  The name of the Company is “Canyon Fuel Company, LLC”.  The Company shall execute any assumed or fictitious name certificate or certificates required by law to be filed in connection with changes in the name of the Company or the conduct of the business of the Company and shall cause such certificate or certificates to be filed in the appropriate records.

Section 2.3.  Offices.  The principal office of the Company shall be One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.  The Company’s registered office shall be at [                                     ], and the name of its initial registered agent at such address shall be [                                     ].  The Company may have such substituted and additional offices at such other locations as the Members shall designate.  The Company’s registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name and the acceptance of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

Section 2.4.  Purpose.  The purpose of the Company shall be and the Company shall have the power and authority to carry on any lawful business, purpose or activity, except as prohibited by the Act.  In carrying out these purposes, the Company may enter into, make and perform all contracts and other undertakings and engage in all activities and transactions as may be necessary and proper to carry out any of the foregoing business.

Section 2.5.  Scope of Members’ Authority.  No Member shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, any other Member or the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1.  Capital.  The capital of the Company shall consist of all the right, title and interest of each Member in and to the assets set forth in the books and records of the Company.

Section 3.2.  Additional Capital Contributions.  At such time and from time to time as all of the Members determine that additional capital is necessary or appropriate for the operations or other requirements of the Company, all of the Members may so determine and within thirty (30) days after receipt of notice of such determination, each Member shall contribute such Member’s Percentage Interest of such total capital requirement.

Section 3.3.  Confirmation of Capita1 Contributions.  The Members shall execute and deliver to the Company any assignments and other instruments of transfer as maybe deemed necessary to confirm and carry out the contributions to capital of the Company.

Section 3.4.  Use of Capital Contributions.  All contributions to capital of the Company shall be available to the Company to carry out the purposes of the Company.

Section 3.5.  Other Source of Funds.  The Company may, at the Managing Member’ discretion, from time to time borrow and re-borrow funds under terms and conditions determined by the Managing Member, including without limitation, borrowing funds from Members and Affiliates thereof.

ARTICLE IV

PARTICIPATION IN COMPANY PROPERTY

Section 4.1.  Ownership by Member of Company.  Each Member shall have and own an undivided interest in the Company equal to its respective Percentage Interest in the Company in accordance with the terms hereof; provided, however, that no Member shall have any right of partition with respect to any property or assets of the Company.

Section 4.2.  Percentage Interests.  The Percentage Interest of a Member at any time shall be a percentage equal to one hundred (100) multiplied by a fraction, the numerator of which shall be the Value of the capital contributions of such Member and the denominator of which shall be the Value of the capital contributions of all Members. As of the date hereof, the Percentage Interest of each Member is as reflected in Schedule A.

Section 4.3.  Return of Capital.  No Member shall have the right to demand or receive a distribution of any capital prior to the dissolution of the Company, and no Member shall have the right to demand and receive property other than cash in return for any contribution to the capital of the Company.

ARTICLE V

MANAGEMENT

Section 5.1.  Authority of Managing Member.

(a)           Genera1 Authority.  Except for situations in which the approval of all Members is required under Section 5.2(c) or by applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member; and (ii) the Managing Member may make all decisions and take all actions for the Company not otherwise provided in this Agreement, including, without limitation, the following:

(A)          entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(B)          opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(C)          maintaining the assets of the Company in good order;

(D)          collecting sums due the Company;

(E)           to the extent that funds of the Company are available

therefor, paying debts and obligations of the Company;

(F)           acquiring, utilizing for Company purposes, and selling, assigning, transferring, exchanging, mortgaging, pledging, granting of security interests, or otherwise disposing or encumbering (including, without limitation, by operation of law) any asset of the Company;

(G)          borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(H)          selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(I)            obtaining insurance for the Company; and

(J)            determining distributions of Company cash and other property as provided in Article VI.

(b)           Approval or Ratification of Acts or Contracts by Managing Member.  The officers of the Company in their discretion may submit any act or contract for approval or ratification by the Managing Member.

Section 5.2            Actions by Members.

(a)           Meetings/Voting/Written Consent.  Meetings of the Members may be held at such places, and at such times, as the Members may from time to time determine.  Notice by letter, telegram or telecopy of a regular meeting of the Members shall be given by the Secretary not less than two (2) business days before the regular meeting. Any action required to be approved by the Members shall be approved by all Members then in office.  Special meetings of the Members may be held at any time or place called by the Majority-in-Interest. Notice by letter, telegram or telecopy of a special meeting of the members shall be given by the Person or

Persons calling the meeting not less than two (2) business days before the special meeting.  Whenever any written notice is required to be given under the provisions of this Agreement or applicable law, a waiver thereof in writing, signed by the Person or Persons entitled to the notice, whether before or after the time stated therein, shall be deemed to be equivalent to the giving of the notice.  The Members, or any committee designated by the Members, may participate in any meeting of the Members or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Any action required or permitted to be taken at any meeting of the Members, or of any committee thereof, may be taken without a meeting if such action is approved by the unanimous written consent of the Members (which consent may be executed in counterparts).  No Member shall be prohibited from voting on a matter solely because the matter relates to such Member or an Affiliate of such Member.

(b)           Committees.  The Members may establish such committees, advisory councils and delegate duties to such Persons as the Members shall from time to time determine and such Persons shall serve in such capacities at the discretion of the Members.

(c)           Certain Approvals by Members.  Any action or transaction proposed to be effected by or on behalf of the Company that would require a vote of stockholders under the Delaware General Corporation Law if the Company were a Delaware corporation shall require the unanimous consent of all Members then in office; provided, however, that such approval shall not be deemed to imply that any Member shall be entitled to, and no Member shall be entitled to, any form of appraisal rights of any kind under any circumstances.

Section 5.3.           Delegation; Officers.

(a)           The Managing Member shall have the power to delegate authority to such officers, employees, agents and representatives of the Company as it may from time to time deem to be appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Managing Member to approve such action directly.

(b)           Subject to the rights and authority of the Managing Member, the day-to-day operations of the Company shall be run by the officers of the Company who will be elected by the Managing Member.  The officers shall consist of a President, Vice President, Secretary and Treasurer.  Each officer or assistant officer shall serve at the pleasure of the Managing Member.  Any two or more offices may be held by the same person.

(i)            President.  The President shall be the chief executive officer of the Company and shall have general and active charge and control over the business and affairs of the Company, subject to the rights and powers of the Managing Member.

(ii)           Vice President.  The Vice President or, if there shall be more than one, the Vice Presidents, in the order of their seniority unless otherwise specified by the Managing Member, shall have all of the powers and perform all of the duties of the President during the President’s absence or inability to act. Each Vice President shall also have such other powers and perform such other duties as shall be prescribed from time to time by the Managing Member or the President.

(iii)          Secretary.  The Secretary shall keep a record of the minutes of the proceedings of meetings of the Managing Member, and shall give notice of all such meetings as required by the Act.  The Secretary shall have custody of the seal of the Company and of all books, records, and papers of the Company, except such as shall be in charge of the Treasurer or some other Person authorized to have custody and possession thereof by resolution of the Managing Member.  The Secretary shall also have such other powers and perform such other duties as are incident to the office of the secretary of a limited liability company or as shall be prescribed from time to time by, or pursuant to authority delegated by, the Managing Member.

(iv)          Treasurer.  The Treasurer shall keep full and accurate accounts of the receipts and disbursements of the Company in books belonging to the Company, shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in such depositories as may be designated by the Managing Member, and shall also have such other powers and perform such other duties as are incident to the office of the treasurer of a limited liability company or as shall be prescribed from time to time by, or pursuant to authority delegated by, the Managing Member.

Section 5.4.           Bank Accounts.  The Managing Member may delegate to any agent the authorization to sign checks on behalf of the Company.

Section 5.5.           Tax Matters Member.  The Tax Matters Member shall be AWBG.  The Tax Matters Member shall have the responsibility of a tax matters partner specified under the IRC.  The Tax Matters Member shall immediately notify all Members of any action taken by the Service relating to an audit or review of the Company’s federal income tax filings and shall keep all Members informed of the status of any such proceedings.  Each Member shall have the right to participate in such proceedings at such Member’s own expense.  The Tax Matters Member shall not enter into any agreement with the Service which purports to bond any Member without first obtaining the consent of such Member.

Section 5.6.           Tax Elections.  The Tax Matters Member shall have the authority to make all elections for the Company provided for in the IRC, including, but not limited to, the elections provided for in Section 754 of the IRC.

Section 5.7.           Rights and Obligations of Members.  Except as expressly set forth in Section 3.2 of this Agreement or mandated by the Act, no Member shall have any financial liability to the Company.  A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contribution and any obligation under Section 3.2 to make Capital Contributions or as otherwise required by law.  No Member shall have priority over any other Member either for the return of Capital Contribution or for profits, losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

Section 5.8.           Indemnity of the Members, Officers, Employees, and Other Agents.

(a)           The Company shall indemnify, to the fullest extent now or hereafter permitted by law, each Member (including each former Member) of the Company who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action or proceeding,. whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an authorized representative of the Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding.

(b)           The Company shall pay all expenses (including attorneys’ fees and disbursements) incurred by a Member (including a former Member) referred to in Section 5.8(a) hereof in defending or appearing as a witness in any action or proceeding described in Section 5.8(a) hereof in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced ‘if it is ultimately determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.8(d) hereof.

(c)           The Company may, as determined by all of the Managing Member then in office from time to time, indemnify to the fullest extent now or hereafter permitted by law, any person who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, or was or is otherwise involved in, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an authorized representative of the Company, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties), and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding.  The Company may, as determined by all of the Managing Member then in office from time to time, pay expenses incurred by any such person by reason of his or her participation in an action or proceeding referred to in this Section 5 .8( c) in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.8(d).

(d)           Indemnification under this Section shall not be made by the Company in any case where a court determines that the alleged act or failure to act giving rise to the claim for indemnification is expressly prohibited by the Act or any successor statute as in effect at the time of such alleged action or failure to take action.

(e)           The Company may purchase and maintain insurance on behalf of any person who is or was a Member, or is or was an authorized representative of the Company, against any liability asserted against or incurred by such person in any such capacity, or arising out of the status of such person as such; whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section.

(f)            Each Member of the Company shall be deemed to act in such capacity in reliance upon such rights of indemnification and advancement of expenses as are provided in this Section.  The rights of indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any agreement, statute or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be an authorized representative of the Company and shall inure to the benefit of the heirs and personal representatives of such person.  Indemnification and advancement of expenses under this Article shall be provided whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company.  Any repeal or modification of this Article shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Section.

(g)           For purposes of this Section, references to “the Company” shall include all constituent corporations or other entities absorbed in a consolidation, merger or division, as well as the surviving or new corporations or other entities surviving or resulting therefrom, so that (i) any person who is or was an authorized representative of a constituent, surviving or new corporation or other entity shall stand in the same position under the provisions of this Section with respect to the surviving or new corporation or other entity as such person would if he or she had served the surviving or new corporation or other entity in the same capacity and (ii) any person who is or was an authorized representative of the Company shall stand in the same position under the provisions of this Section with respect to the surviving or new corporation or other entity as such person would with respect to the Company if its separate existence had continued.

(h)           For the purposes of this Section, the term” authorized representative” shall mean a Member, officer, employee or agent of the Company or of any subsidiary of the Company, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any subsidiary of the Company, or a person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company.

(i)            To the maximum extent permitted by law, the Company shall indemnify the Members and officers against any and all losses, damages, costs and expenses incurred by them in connection with their performance of services for the Company and make advances for expenses.  The Company shall indemnify its employees and other agents to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by the Managing Member.

(j)            No Member shall have any obligation to indemnify any other Member, officer, employee, agent or other authorized representative of the Company under any circumstances.

Section 5.9.           Conflicts of Interest.  Subject to the other express provisions of this Agreement, each Member and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company or any other Member or officer the right to participate therein. The Company may transact business with any Member, officer or Affiliate thereof, provided the terms or those transactions are no less favorable that those the Company could obtain from unrelated third parties.

ARTICLE VI

DISTRIBUTIONS OF CASH AND

ALLOCATION OF PROFIT AND LOSS

Section 6.1.           Distributions.

(a)           Except as otherwise provided below and in Section 6.1(b) or as restricted by the Act, the Managing Member may distribute to the Members available cash flow of the Company, if any, or portion thereof, and any other cash or other assets generated from the Company’s activities, at any time and from time to time, as determined by the Managing Member.  The Managing Member shall distribute to the extent of available cash (unless otherwise restricted by the Act) not later than thirty days following the close of each fiscal quarter the Estimated Tax Amount for the fiscal year to date (such Estimated Tax Amount to be determined on a cumulative basis and considering all previous distributions made during such fiscal year).  Distributions pursuant to this Section 6.1(a) shall be made to the Members in accordance with the Members’ respective Percentage Interests.

(b)           Upon the sale or other disposition of all or substantially all of the Company’s property resulting in a dissolution of the Company and a liquidation of its assets pursuant to Section 10.2, the Members or other Liquidator of the Company, as provided herein, shall distribute the proceeds of the liquidation in the following· order of priority:

(i)            to the payment of any debts and liabilities of the Company which are payable at that time;

(ii)           to the setting up of any reserves which the Members or Liquidator deems reasonably necessary to provide for the contingent liabilities of the Company;

(iii)          to the Members who then have positive balances in their Capital Accounts (after allocation of tax items arising from the sale or other disposition of Company assets), pro rata, in the same ratio as the positive balances in each such Member’s Capital Account bears to the aggregate of all such positive balances, to the extent of the positive balances in the Capital Accounts of all the Members at the time of distribution; and

(iv)          to the Members in accordance with the Members’ respective Percentage Interests.

Section 6.2.  Members’ Shares of Tax profits and Losses.  To the extent that the Company is taxed as a partnership under Subchapter K of the IRC, items of income, gain, loss, deduction and credit of the Company, for income tax purposes, shall be allocated among the Members in accordance with the Members’ respective Percentage Interests.

ARTICLE VII

LIABILITY

The Indemnitees shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company.  Unless otherwise required by law, and without waiving any rights under or otherwise limiting the effect of the Act, under no circumstances shall a Member shall be individually liable, directly or indirectly, whether by way of indemnification, contribution or otherwise, for debts and obligations of, or chargeable to, the Company, that arise from any acts or omissions committed by another Member or any employee, agent or otherwise of the Company.

ARTICLE VIII

ACCOUNTING

Section 8.1.  Books and Records.

(a)           The Managing Member, or its designee, shall keep books of account in which will be entered fully and accurately every transaction of the Company.  The books of account shall be kept by such method as the Managing Member shall determine.

(b)           Such books of account, together with all correspondence, papers and other documents, shall be kept at such offices of the Company as the Managing Member shall designate and shall be open to the examination of any Member or its authorized representatives who will be permitted to make copies of all or any part thereof at such Member’s cost.

(c)           If the Federal income tax return of any Member is audited, investigated, reviewed, or questioned by the Service, the Tax Matters Member shall provide all books, records and other necessary financial information regarding the Company which is in its possession to such Member.

Section 8.2.  Fiscal Year.  The initial fiscal year of the Company shall begin upon the commencement of the existence of the Company and shall expire on December 31 thereafter; and each succeeding fiscal year of the Company shall commence on January 1 and shall expire on December 31 thereafter until the termination of the Company.  The fiscal year shall be the taxable year of the Company for income tax purposes.

Section 8.3.  Reports.

(a)  The Managing Member shall have prepared at Company expense, documents containing:  (i) Internal Revenue Service Form K-l or similar form as may be required by the Service stating the Member’s allocation of income, gain, loss or credit for the fiscal year annually (“Tax Statements”) (if and so long as the Company is taxed under Subchapter K of the IRC); (ii) a statement of net cash flow on an annual basis (“Cash Flow Statements”); and (iii) financial statements (balance sheet, statement of profits or losses, Members’ equity, and changes in financial position) on an annual basis (“Financial Statements”).  Tax Statements shall be distributed within ninety (90) days after the close of each calendar year. Cash Flow Statements and Financial Statements shall be distributed within one hundred twenty (120) days after the close of each calendar quarter.

(b)  The Managing Member, at Company expense, shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then-current applicable laws, rules and regulations.  Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies.  Any Member shall be provided with a copy of any such report upon request and without expense to such Member.  The Managing Member shall cause all income tax information returns for the Company to be prepared and timely filed with the appropriate authorities.

(c)  The Tax Matters Member shall give notice to all Members of any audit or review of the Company by the Service and shall make such additional reports to all the Members as are reasonably necessary to keep them informed of the status of any such review or audit and any negotiations, proposed settlements or litigation related thereto and shall inform the Members of the manner in which they may opt out of any proposed settlements.

ARTICLE IX

SALE, TRANSFER, WITHDRAWAL AND ADMISSION

Section 9.1.  General.  The Members, acknowledging the limited purpose of the Company as set forth in Section 2.4, agree that no Member shall make a Transfer of his or its interest in the Company or any portion thereof, except to another Member, except as provided in Section 9.2.

Section 9.2.  Transfer to Third Parties.  Notwithstanding Section 9.1 above, any Member may Transfer all (but not less than all) of his interests in the Company to any Person provided that he first obtains the prior written approval of all of the Members (which approval may be withheld in their sole and absolute discretion).  In the event all of the Members approve the Transfer, then such transferee shall automatically be bound by the terms of this Agreement and shall be required as a condition precedent to the consummation of such transfer to join in and execute and deliver a copy of this Agreement to the Managing Member as a party to this Agreement.  No transfer of an interest shall relieve the transferring Member of any duty, responsibility or obligation hereunder.  In the event of a Transfer pursuant to this Section 9.2, any transferee shall become only an assignee of a Member with rights only to distributions and no voting rights, and shall not have the rights of a substituted Member unless, all of the Members agree otherwise (which agreement may be made in their sole discretion).

ARTICLE X

TERM AND DISSOLUTION

Section 10.1.  Term.  The term of the Company will commence upon the date the Certificate of Formation was filed with the Delaware Secretary of State and shall continue and have perpetual existence until such time as it is dissolved, reconstituted or liquidated in accordance with the procedures of this Article X.

Section 10.2.  Dissolution.  The Company will be dissolved upon the occurrence of any of the following:

(a)  Agreement of all Members;

(b)  A decree by a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

(c)  An order of a court of competent jurisdiction ordering the dissolution of the Company; or

(d)  The sale, abandonment or other disposition by the Company of all or substantially all of its assets and the collection of all the proceeds therefrom.

Section 10.3.  Distribution on Liquidation.

(a)  Upon the dissolution of the Company by the occurrence of any event described in Section 10.2, the Liquidator will be designated within sixty (60) days of such event by the Members, and the Liquidator will proceed to liquidate the assets of the Company, wind up its affairs, and apply and distribute the proceeds as provided for in Section 6.1.

(b)  All liquidating distributions shall be made, and all liabilities of the Company shall be discharged, no later than the latest of (i) the end of such taxable year of the Company, (ii) ninety days after the date of such liquidation, and (iii) such longer period of time as may be permissible hereafter under IRC Section 704(b) and the regulations promulgated thereunder.  Subject to the foregoing sentence, the Liquidator shall ensure that the liquidation of the assets of the Company and the discharge of its liabilities proceeds in an orderly manner, so as to minimize any possible losses attendant upon the dissolution of the Company.  The provisions of Article VI relating to the allocation of cash proceeds and income, gains, losses, deductions and credits will be applicable during the period of liquidation.

(c)  Upon the completion of the liquidation of the Company, the Liquidator will provide each Member with a report showing the information required under Section 8.3 for the period from the date of the last annual report prepared under Section 8.3 to the date of the final distribution of the proceeds of liquidation of the Company.

ARTICLE XII

GENERAL PROVISIONS

Section 11.1.  Binding Effect and Benefit.  This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their permitted successors and assigns.

Section 11.2.  Certificates, etc.  At the expense of the Company, the Managing Member shall promptly cause to be prepared and executed all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities, and shall arrange for the proper advertisement, publication and filing thereof for record where required by applicable law in Delaware or any other jurisdiction in which such is required.

Section 11.3.  Members’ Relationships Inter Se.  Except as expressly provided herein, nothing herein contained will be construed to constitute any Member the agent of any other Member or in any manner to limit the Members in the carrying on of their own respective business or activities.

Section 11.4.  Notices, Statements, etc.  All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or telecopy to the address most recently provided to the Members or such other address or telecopy number as may be designated in writing by any party to the other parties hereto.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service or five days after mailing if sent by mail.

Section 11.5.  Integration/Amendments.  This Agreement represents the entire understanding of the parties and supersedes and cancels any and all prior negotiations, undertakings and agreements among the parties with respect to the subject matter hereof.  This Agreement, and every provision thereof, may be amended at any time and from time to time with the prior consent of all of the Members.

Section 11.6.  Interpretation.  Whenever in this Agreement reference is made to “this Agreement” or to any provision “hereof’, or words to similar effect, such reference shall be construed to refer to this Agreement.  As used in this Agreement, any gender will include any other gender and the plural will include the singular and the singular will include the plural, each wherever appropriate.  The titles of the articles and sections herein have been inserted for convenience of reference only and will not control or affect the meaning or construction of any term or provision hereof.  As used in this Agreement, unless the context otherwise requires, (i) references to “Article,” “Schedule” or “Section” are to an article, schedule or section, as the case may be, of this Agreement, and (ii) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

Section 11.7.  Governing Law.  This Agreement shall be interpreted and construed in accordance with the law of the State of Delaware, without regard to the conflict of laws provisions thereof.

Section 11.8.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

Section 11.9.  Counterparts.  The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered by the parties hereto, will have the force and effect of an original; but all such counterparts will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARCH WESTERN BITUMINOUS GROUP, LLC

By:	/s/ E. E. DiClaudio
Name:	Eugene E. DiClaudio
Title:	President

ARCH COAL, INC.

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	Vice President — Law, General Counsel & Secretary

Schedule A

Schedule of Members’ Percentage Interests

Member	Percentage Interest

Arch Western Bituminous Group, LLC	65%

Arch Coal, Inc.	35%

Total	100%

FIRST AMENDMENT

TO THE FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CANYON FUEL COMPANY, LLC

THIS FIRST AMENDMENT (this “Amendment”) to the Fourth Amended and Restated Limited Liability Company Agreement of CANYON FUEL COMPANY, LLC, a Delaware limited liability company (the “Company”) dated as of July 31, 2012 is executed, agreed to and adopted by the undersigned members of the Company (the “Members”):

WHEREAS, each of the Members is party to that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 1, 2004 (the “LLC Agreement”) ;

WHEREAS, each of the Members desires to amend the LLC Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, each of the Members does hereby agree as follows:

1.             Certain Definitions.  Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the LLC Agreement.  All references to the “Agreement” in the LLC Agreement shall be deemed to refer to the LLC Agreement as amended by this Amendment.

2.             General Provisions.  Article IX of the LLC Agreement is hereby amended to insert the following new Section 9.3:

“9.3        Pledge to Interest.  Each Member hereby consents, both on behalf of itself and the Company, to the pledge by the Member of such Member’s interest in the Company to PNC Bank, National Association, as Collateral Agent (the “Collateral Agent”), and agrees that any such pledge may be foreclosed and sold at a foreclosure sale, or the pledged interest transferred to the Collateral Agent or its designee in lieu of foreclosure, and/or the rights of the Collateral Agent under such pledge exercised, and the Collateral Agent or its designee shall thereupon be entitled to all rights as a Member without the need for any consents, approvals or other action by the Company or the Member, and without the necessity of the Collateral Agent becoming a substitute member.

3.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this instrument is executed by the undersigned of the date first written above.

MEMBER:

ARCH WESTERN BITUMINOUS GROUP, LLC

By:	/s/ Jon S. Ploetz
Name:	Jon S. Ploetz
Title:	Secretary

ARCH COAL, INC.

By:	/s/ Jon S. Ploetz
Name:	Jon S. Ploetz
Title:	Assistant Secretary